EXHIBIT 10.1

Agreement to Manufacture, Supply, and Market

Among Hyundai RFmon Corp.
and Joytoto USA, Inc.
Dated February 20, 2008

Agreement to Manufacture, Supply, and Market
Among Hyundai RFmon Corp.
and
Joytoto USA, Inc.

This Agreement to Manufacture, Supply, Market (this “Agreement”) is dated as of February 20, 2008, by and among

Hyundai RFmon Corp., a California corporation with its principal place of business located at 2001 Gateway Place, Suite 200, San Jose, California 95110 (“RFmon”), and

Joytoto USA, Inc., a corporation organized and operated under the laws  of  Nevada (“Nevada”),with its principal place of business located at 3000 Scott Blvd., Suite 206,Santa Clara, California 95054 (“JoyTOTO”).

As used in this Agreement, the term “Parties” refers to RFmon and JoyTOTO.

WHEREAS, RFmon manufactures and markets, among other things, RFID readers and tags, EMI, and other security products; and

WHEREAS, JoyTOTO manufactures and markets various electronic and digital products; and

WHEREAS, RFmon has an existing contract (the “Contract”) with its major strategic alliance customers to supply ATM (automatic teller machines), DVD download dispensers, smart teller machines, and kiosk machines (“Products”) as those Products can benefit from sophistication of JoyTOTO  manufacturing know-how, starting with approximately Ten Million Dollars ($10,000,000), and with option for more purchase orders subsequently, meeting the specifications set forth in the purchase orders; and

WHEREAS, such Products shall include additional components, including, but not limited to, scanner and printer for ATM, terabyte storage devices, management software, etc.; and

WHEREAS, JoyTOTO has a ISO compliant factory (the “Factory”) available directly or through subcontractors;

WHEREAS, the Parties wish to engage JoyTOTO to manufacture and supply the Products and devices for the Contract on the terms and conditions set forth in this Agreement; and

NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, covenants, and agreements contained herein, the adequacy and legal sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1 SCOPE, DURATION AND REVENUES

1.1. Scope. This Agreement shall cover the Products to be manufactured and supplied under the Contract and such additional products as JoyTOTO or RFmon shall request and JoyTOTO may agree to manufacture and supply.

1.2. Term. Unless terminated sooner as provided in Section 2.12 or extended by mutual agreement of the Parties, this Agreement shall terminate on December 31,2012 (the “Scheduled Termination Date”).

1.3. Revenues.
(a) For manufacturing the Products for the Contract, JoyTOTO agrees to manufacture and to supply the Products for which JoyTOTO can recognize and qualify as revenues under the Generally Acceptable Accounting Principles (“GAAP”).

(b) Profit or Margin.

(c) RFmon expects that during the term of this Agreement (the “Term”) it will generate additional business that it may seek for JoyTOTO support to manufacture and to supply such Products to RFmon or RFmon customers. While it is impossible to predict the amount of such future business, it is not unreasonable to expect that such additional Contracts may approach or exceed $100,000,000per year. RFmon and JoyTOTO will cooperate and insure that JoyTOTO receives (the Contract) a fair and equitable percentage of the manufacturing requirement (additional Business).

ARTICLE 2 GENERAL PROVISIONS

2.1. Cooperation. The Parties shall cooperate with each other to jointly decide on the details for implementing this Agreement.

2.2. Purchase Orders. All Products to be manufactured and supplied under this Agreement shall be ordered on written purchase orders (“Purchase Orders”) subject to JoyTOTO acceptance. Prior to placing any Purchase Orders:

(a) RFmon shall have technical discussions with JoyTOTO concerning the format for the Purchase Orders and the specifications for the Products so ordered; (b) the Parties shall agree on the logistics of and schedule for manufacturing such Products; and (c) RFmon and JoyTOTO shall forecast to the best of their knowledge any additional Products which will be ordered in the following3-month period.

2.3. Delivery of Products. With respect all Products manufactured and delivered under this Agreement, the Parties shall agree in advance: (a) on the production schedules; (b) quality assurance; (c) packaging suitable for relevant specifications and international ocean going ships; and (d) warranty and post-warranty service. The relevant specifications shall mean specifications germane to specific customers and their customary practices, which RFmon shall share with, and fully knowledgeable by, JoyTOTO well in advance or within reasonable time.

2.4. No Sales to Third Parties. JoyTOTO agrees that all Products ordered under this Agreement shall be sold to RFmon. In the event JoyTOTO customers, who are not the customers of RFmon (“Non-RFmon Customers”), have demands for the Products, Parties shall cooperate with such Non-RFmon Customers demands.

2.5. Payment. (a) Manufacturing Cost. JoyTOTO shall fund the cost of manufacturing all Products manufactured and delivered under this Agreement.

(b) Customer Payment Terms. JoyTOTO and RFmon shall follow all applicable collection rules, arrangement, and agreements with customers in collecting on the accounts receivable and customer payment terms (“Customer Payment

(c) LockBox. RFmon and JoyTOTO shall cause all Customer Payments to be deposited into the Lock Box jointly managed by Parties or RFmon shall pay directly to JoyTOTO only the portion of Customer Payments payable to JoyTOTO. In the event JoyTOTO elects the LockBox option, then LockBox can be named RFmon-JoyTOTO, receive full amount of all accounts receivable while giving JoyTOTO chances for full revenue recognition and not giving RFmon a full control over lockbox. If the lockbox cannot be defined to the satisfaction of JoyTOTO, RFmon shall make separate payments to JoyTOTO.

(d) The Factory margin shall be decided on a case by case basis in consultation with JOYTOTO and HGLLLP.

2.6. Registration and Compliance with U.S. Law. JoyTOTO shall be fully responsible for registering with any registration requirement within the U.S., if any. JoyTOTO agrees to comply with all laws, rules and regulations in the United States with respect to the Products manufactured and delivered under this Agreement.

2.7. Indemnification Regarding Intellectual Property. RFmon agrees to defend, indemnify and hold harmless JoyTOTO and its respective affiliates, officers, directors, shareholders, employees, partners, agents, representatives, successors and assigns from and against all claims, demands, obligations, losses, liabilities, damages, recoveries and deficiencies, including interest, penalties and reasonable attorneys’ fees, costs and expenses arising out of, resulting from or related in any way whatsoever to any third party claim that the Products infringe on the intellectual property of such third party, other than those claims relating to any intellectual property of JOYTOTO incorporated into the Products.

JoyTOTO agrees to defend, indemnify and hold harmless RFmon and its respective affiliates, officers, directors, shareholders, employees, partners, agents, representatives, successors and assigns from and against all claims, demands, obligations, losses, liabilities, damages, recoveries and deficiencies, including interest, penalties and reasonable attorneys’ fees, costs and expenses arising out of, resulting from or related in any way whatsoever to any third party claim that the intellectual property of JOYTOTO incorporated into the Products infringe on the intellectual

2.8. Force Majeue. Any delay in or failure of performance by any Party under this Agreement (other than failure to pay amounts owed) will not be considered a breach of this Agreement and will be excused to the extent caused by any occurrence beyond the reasonable control of such Party, including but not limited to fires, floods, epidemics, famines, earthquakes, hurricanes and other natural disasters or acts of God; regulation or acts of any civilian or military authority or act of any self-regulatory authority; wars, terrorism, riots, civil unrest, sabotage, or theft or other criminal acts of third parties; failure of electronic or mechanical equipment; and fluctuations in or failures of electric power, heat, light ,telecommunications and shortages of relied-upon services or supplies.

2.9. Cooperation. (a) The Parties shall cooperate with each other to maximize the amount of business in addition to the Contract that can be awarded to JOYTOTO and manufactured thereby.

(b) The Parties shall cooperate with each other on technical matters, including the improvement of existing manufacturing engineering for the Products.

(c) The Parties shall cooperate with each other in providing and obtaining information necessary to comply with various rules and regulations applicable to the Contracts.

2.10. Assignment. (a) This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Party (whether voluntarily, involuntarily, by operation of law or otherwise) without the prior written consent of all other Parties.

(b) In the event Customer imposes penalties either on JOYTOTO and/or RFmon, Parties with penalties shall pay the penalty, if agreeable or unable to dispute successful the penalties.

2.11. Confidentiality. This Agreement and the Transactions contemplated hereby shall be confidential and shall not be disclosed except to counsel and except to the minimum extent permitted by applicable law. The customer list, technical information, production and marketing strategies, know-how and all confidential business information of each Party shall remain the property of such Party and shall not be used or disclosed by any other Party without the prior written consent of the owner. Each Party shall cause its employees to comply with the terms and provisions of this Agreement, including, without limitation, the terms and provisions of this Section 2.11.

2.12. Termination. (a) This Agreement may be terminated by the mutual agreement of the Parties expressed in a written termination agreement or RFmon may unilaterally terminate JOYTOTO or JoyTOTO terminate RFmon as per and subject to other terms hereon.

(b) This Agreement may also be terminated by any Party upon the occurrence of an Event of Default specified in Section 2.12 (c)(i) or Section 2.12(c)(iii) as to any other Party and shall automatically terminate upon the occurrence of an Event of Default specified in Section2.12(b)(ii) as to any other Party. In the event of any termination initiated by either JOYTOTO or RFmon or both, the entire assignment shall be cancelled, terminated, and return to RFmon.

(c) As used in the Agreement, an Event of Default with respect to any Party shall mean:

(i) such Party shall fail to perform any of its obligation under this Agreement and such failure shall continue for a period of 30 days after such Party shall have received notice of such failure from any other Party; or

(ii) such Party (or a material subsidiary of such Party) shall make an assignment for the benefit of creditors, or admit in writing its inability to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver of such Party (or a material subsidiary of such Party) or of any substantial part of its assets or shall commence any case or other proceeding relating to its assets under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, or shall take any action to authorize or in furtherance of any of the foregoing; or any such petition or application shall be filed or any such case or other proceeding shall be commenced against such Party (or a material subsidiary of such Party), and the same shall not have been dismissed within 60 days of the filing or commencement thereof or such Party (or a material subsidiary of such Party) shall indicate its approval thereof, consent thereto or acquiescence therein; or a decree or order shall be entered appointing any such trustee, custodian, liquidator or receiver or adjudicating such Party (or a material subsidiary of such Party)bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief shall be entered in respect of such Party (or a material subsidiary of such Party) in an involuntary case under any such bankruptcy or insolvency laws; or

(iii) such Party (or a material subsidiary of such Party) shall take any corporate action to liquidate its assets, dissolve or sell all or substantially all of its assets or capital stock, or otherwise, or shall take any corporate action to consolidate or merge with or into any other corporation or business entity unless such Party shall be the surviving legal entity of such consolidation or merger.

Section 2.13. Damages for Breach of this Agreement. Each Party shall be liable to the other Parties for any losses suffered by the other Parties as the result of the breach of this Agreement by the breaching Party. The extent of such liability shall be comparable to the standard set forth in Section 2.7.

Section 2.14. Amendment and Modification. Subject to applicable law, this Agreement may be amended or modified by the Parties at any time with respect to any of the terms contained herein; provided, however, that all such amendments and modifications must be in writing and duly executed by all of the Parties hereto.

Section 2.15. Waiver of Compliance; Consents. Any failure of a Party to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by the Party or Parties entitled hereby to such compliance, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppels with respect to, any subsequent or other failure. No single or partial exercise of a right or remedy will preclude any other or further exercise thereof or of any other right or remedy hereunder. Whenever this Agreement requires or permits the consent by or on behalf of a Party, such consent will be given in writing in the same manner as for waivers of compliance.

Section 2.16. No Third Party Beneficiaries. Nothing in this Agreement will entitle any person or entity (other than a Party hereto and its respective successors and assigns permitted hereby) to any claim, cause of action, remedy or right of any kind.

Section 2.17. Notices. All notices, requests, demands and other communications required or permitted hereunder will be made in writing and will be deemed to have been duly given and effective: (i) on the date of delivery, if delivered personally; (ii) on the earlier of the fourth(4th) day after mailing or the date of the return receipt acknowledgement, if mailed, postage prepaid, by certified or registered air mail, return receipt requested; or (iii)on the date of transmission, if sent by facsimile, telecopy, telegraph, telex or other similar telegraphic communications equipment. Each Party shall afford the other Party with advance notification of any change in address or contact information.

3. Non-Disclosure, Non-Circumvention, and Invention Parties agree to sign non-disclosure, non-competition, non-circumvention, and invention transfer agreement.

If to JOYTOTO: With a copy to:
JoyTOTO USA, Inc.
3000 Scott Blvd., Suite 206, Santa Clara, California 95054 Telephone: 408-970-8050
Fax: 408-970-8055
Email: dank@joytoto.com

If to RFmon:	With a copy to:
2001 Gateway Place, Suite 200,San Jose, California 95110
Telephone:
Fax:
Email:

Section 2.18. Governing Law. This Agreement and the legal relations among the Parties hereto will be governed by and construed in accordance with the internal substantive laws of the State of California (without regard to the laws of conflict that might otherwise apply) as to all matters, including without limitation matters of validity, construction, effect, performance and remedies.

Section 2.19. Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

Section 2.20. Facsimile and Scanned Execution. Receipt by any Party of a counterpart of this Agreement manually signed and then scanned electronically and emailed to the other Parties or manually signed and then sent by facsimile transmission to the other Parties shall, for all purposes, be deemed to be an original counterpart with the same force and effect as the manually signed counterpart from which it was electronically reproduced.

Section 2.21. Headings. The headings of the Articles and Sections of this Agreement are inserted for convenience only and will not constitute a part hereof.

Section 2.22. Entire Agreement. This Agreement embodies the entire agreement and understanding of the Parties in respect of the transactions contemplated by this Agreement (the “Transactions”). There are no restrictions, promises, warranties, agreements, covenants or undertakings, other than those expressly set forth or referred to in this Agreement. This Agreement supersedes all prior agreements and understandings between or among the Parties with respect to the Transactions. Provisions of this Agreement will be interpreted to be valid and enforceable under applicable law to the extent that such interpretation does not materially alter this Agreement; provided, however, that if any such provision becomes invalid or unenforceable under applicable law such provision will be stricken to the extent necessary and the remainder of such provisions and the remainder of this Agreement will continue in full force and effect.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the day and year first above written and to be amended and restated as of the day and year second above written. Hyundai RFmon Corp. JoyToto Company Ltd.

By:     /s/ Young Yoo
           Young Yoo
           President
Date: ___________________